EXHIBIT 4.40

AUCTION AGENT AGREEMENT

Dated as of August 1, 2005

among

EL PASO ELECTRIC COMPANY

and

UNION BANK OF CALIFORNIA, N.A.,

as Trustee

and

THE BANK OF NEW YORK,

as Auction Agent

Relating to

$63,500,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

and

$37,100,000

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

TABLE OF CONTENTS

		Page
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01.	Terms Defined by Reference to Each Indenture	1
Section 1.02.	Terms Defined Herein	1
Section 1.03.	Rules of Construction	2

ARTICLE II
AUCTION

Section 2.01.	Purpose; Appointment; Incorporation by Reference of Auction Procedures and Settlement Procedures.	3
Section 2.02.	Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.	3
Section 2.03.	Auction Schedule	5
Section 2.04.	Notice of Auction Results	6
Section 2.05.	Notices to Existing Owners	7
Section 2.06.	Broker-Dealer	7
Section 2.07.	Ownership of the Bonds	7
Section 2.08.	Access to and Maintenance of Auction Records	7
Section 2.09.	Notice of Cure	8
Section 2.10.	Sumission Processing Representation	8

ARTICLE III
THE AUCTION AGENT

Section 3.01.	Duties and Responsibilities of the Auction Agent.	8
Section 3.02.	Rights of the Auction Agent.	9
Section 3.03.	Auction Agent’s Disclaimer	10
Section 3.04.	Compensation, Expenses and Indemnification of the Auction Agent	10
Section 3.05.	Broker-Dealer Fee	11

ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01.	Representations and Warranties of the Trustee	11
Section 4.02.	Representations and Warranties of the Auction Agent	12

ARTICLE V
MISCELLANEOUS

Section 5.01.	Term of Agreement.	12
Section 5.02.	Communications	13

i

ii

AUCTION AGENT AGREEMENT

THIS AUCTION AGENT AGREEMENT, dated as of August 1, 2005 (the “Auction Agent Agreement”), among EL PASO ELECTRIC COMPANY (the “Borrower”), THE BANK OF NEW YORK, as Auction Agent (the “Auction Agent”), and UNION BANK OF CALIFORNIA, N.A., as Trustee (the “Trustee”).

WITNESSETH

WHEREAS, concurrently with the execution and delivery of this Auction Agent Agreement, Maricopa County, Arizona Pollution Control Corporation (the “Issuer”) is offering $63,500,000 in aggregate principal amount of its Pollution Control Refunding Revenue Bonds, 2005 Series B (El Paso Electric Company Palo Verde Project) and $37,100,000 in aggregate principal amount of its Pollution Control Refunding Revenue Bonds, 2005 Series C (El Paso Electric Company Palo Verde Project) (collectively, the “Bonds”) pursuant to separate Indentures of Trust, each dated as of July 1, 2005 (as may be supplemented, each, an “Indenture” and collectively, the “Indentures”) by and between the Issuer and the Trustee;

WHEREAS, the Trustee is entering into this Auction Agent Agreement as agent for the holders of the Bonds pursuant to each Indenture; and

WHEREAS, the Borrower hereby directs that the Auction Agent shall perform certain duties set forth herein;

NOW, THEREFORE, the Borrower, the Trustee and the Auction Agent hereby agree as follows:

ARTICLE I

DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.01. Terms Defined by Reference to Each Indenture. Capitalized terms not defined herein shall have the respective meanings specified in each Indenture.

Section 1.02. Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

“Auction Agent Fee” means the annual administration fee set forth in a written agreement between the Auction Agent and the Borrower.

“Authorized Representative” shall mean (i) in the case of the Auction Agent, each Vice President, Assistant Vice President and Assistant Treasurer in the Dealing and Trading Group of the Corporate Trust Department of the Auction Agent and every other officer or employee of the Auction Agent designated an “Authorized Representative” for purposes hereof in a written communication delivered to the Trustee, (ii) in the case of the Borrower, its Chief Financial Officer, its Treasurer and its Assistant Treasurer or any officer holding a substantially equivalent position and every other officer or employee of the Borrower designated an “Authorized

Representative” for purposes hereof in a written communication delivered to the Trustee, and (iii) in the case of the Trustee, every officer or employee of the Trustee designated as an “Authorized Representative” for purposes hereof in a written communication delivered to the Auction Agent.

“BMA Recommendation” is defined in Section 2.03 hereof.

“Bond Register” is defined in Section 2.02(c) hereof.

“Broker-Dealer Agreement” shall mean each agreement among the Auction Agent, the Borrower and a Broker-Dealer pursuant to which the Broker-Dealer agrees to participate in Auctions as set forth in the Auction Procedures, as from time to time amended or supplemented. Each Broker-Dealer Agreement shall be substantially in the form of the Broker-Dealer Agreement, dated as of August 1, 2005, by and among the Auction Agent, the Borrower and Citigroup Global Markets Inc., as Broker-Dealer relating to the Bonds.

“Existing Owner” means (a) with respect to and for the purpose of dealing with the Auction Agent in connection with an Auction, a Person who is a Broker-Dealer listed in the records of the Auction Agent at the close of business on the Business Day immediately preceding the Auction Date for such Auction and (b) with respect to and for the purpose of dealing with a Broker-Dealer in connection with an Auction, a Person who is a beneficial owner of the Bonds in the records of the Auction Agent.

“Person” means an individual, a corporation, a partnership, a trust, an unincorporated organization or a government or any agency or political subdivision thereof.

“Settlement Procedures” shall mean the Settlement Procedures set forth in Exhibit B to the Broker-Dealer Agreement.

“Submission Processing Deadline” shall mean the earlier of (i) 40 minutes after the Submission Deadline and (ii) the time when the Auction Agent begins to disseminate the results of the Auction to the Broker-Dealers.

“Submission Processing Representation” shall have the meaning specified in Section 2.10 hereof and shall be substantially in the form attached to the Broker-Dealer Agreement as Exhibit D.

Section 1.03. Rules of Contruction. Unless the context or use indicates another or different meaning or intent, the following rules shall apply to the construction of this Auction Agent Agreement.

Words importing the singular number shall include the plural number and vice versa.

The captions and headings herein are solely for the convenience of reference and shall not constitute a part of this Auction Agent Agreement nor shall they affect its meaning, construction or effect.

The words “hereof,” “herein” and other words of similar import refer to this Auction Agent Agreement as a whole.

All references herein to a particular time of day shall be to New York City time.

Each reference to the purchase, sale or holding of Bonds shall refer to beneficial ownership interests in the Bonds unless the context clearly requires otherwise.

ARTICLE II

AUCTION

Section 2.01. Purpose; Appointment; Incorporation by Reference of Auction Procedures and Settlement Procedures.

Each Indenture provides that the interest rate on the Bonds for each Auction Period shall be the Auction Rate which shall be, except as otherwise provided therein, the interest rate on the Bonds that the Auction Agent determines to have resulted from the implementation of the Auction Procedures.

Pursuant to Section 3A.06 of each Indenture, the Trustee hereby appoints The Bank of New York to act as Auction Agent. The Bank of New York hereby accepts such appointment to perform the Auction Procedures, the Settlement Procedures and other duties herein, in the Broker-Dealer Agreement and in each Indenture specified to be performed by the Auction Agent.

The Settlement Procedures contained in Exhibit B to the Broker-Dealer Agreement, the Auction Procedures contained in Exhibit B to each Indenture and other provisions relating to the Auction Procedures contained in each Indenture are hereby incorporated herein by reference in their entirety, and shall be deemed to be a part hereof to the same extent as if such provisions were expressly set forth herein. In the event of a conflict between any of the provisions hereof and the provisions of the Settlement Procedures, the Auction Procedures and other procedures of the Indentures, the provisions hereof shall control. No amendment of any provision of the Settlement Procedures, the Auction Procedures or any other provision of each Indenture that adversely affects any right, duty or obligation of the Auction Agent shall be binding upon the Auction Agent without its consent.

Section 2.02. Preparation for Each Auction; Maintenance of Registry of Beneficial Owners.

(a) Prior to any Auction Date for which any change in Broker-Dealer is to be effective, the Trustee shall notify or cause to be notified the Auction Agent and the Borrower in writing of such change and, if such change is the addition of a Broker-Dealer, the Borrower shall cause to be delivered to the Auction Agent, for execution by the Auction Agent pursuant to Section 2.06 hereof, a Broker-Dealer Agreement manually signed by such Broker-Dealer. The Auction Agent shall have entered into a Broker-Dealer Agreement with each Broker-Dealer prior to the participation of any such Broker-Dealer in any Auction. The Auction Agent shall be entitled to assume that there has been no change in the Broker-Dealer unless and until it has actual receipt of such notification from an Authorized Representative of the Trustee.

(b) On each Auction Date, the Auction Agent shall determine the All-Hold Rate and the Auction Rate. Not later than 9:30 A.M. (New York City time) on each Auction Date, the Auction Agent shall advise the Trustee, the Borrower and the Broker-Dealer by facsimile or electronic transmission or by telephone (promptly confirmed by facsimile or electronic transmission) of the All-Hold Rate and the Index used in determining such rate.

(c) The Auction Agent shall maintain a registry of the Existing Owners (the “Bond Register”) based on information provided to it from the Broker-Dealer and shall indicate thereon the identity of the respective Broker-Dealer of each beneficial owner, if any, on whose behalf such Broker-Dealer submitted the most recent Order in any Auction which resulted in such Existing Owner continuing to hold or purchase such Bonds. The Auction Agent shall keep such Bond Register current and accurate based solely on information provided to the Auction Agent by the Broker-Dealer and DTC or another Securities Depository. Each Broker-Dealer may under the Broker-Dealer Agreement to which it is a party to deliver to the Auction Agent on the date of such Broker-Dealer Agreement, and from time to time thereafter as the Auction Agent may request, a list of the initial Existing Owners that purchased such Bonds through such Broker-Dealer. The Auction Agent may conclusively rely upon, as evidence of the identities of the Existing Owners, the following: such lists; the results of Auctions; notices from DTC or another Securities Depository regarding the results of redemptions or mandatory tenders; notices from any Existing Owner, the Participant of any Existing Owner or the Broker-Dealer of any Existing Owner with respect to such Existing Owner’s transfer of the Bonds to another Person.

(d) The Trustee shall provide to the Auction Agent any notice of redemption, mandatory purchase or adjustment in the mode of determining the interest rate of the Bonds at or before the time any such notice is first given by the Trustee to any Existing Owner thereof. In the event of any partial redemption or mandatory purchase of the Bonds, the Trustee shall promptly request DTC or another Securities Depository to notify the Auction Agent of the Participants whose Bonds have been called for redemption or mandatory purchase and the person or department at such Participant to contact regarding such redemption or mandatory purchase and, within two Business Days, request each such Participant to disclose to the Auction Agent (upon selection by such Participant of the Existing Owners whose Bonds are to be redeemed) the principal amount of Bonds of each such Existing Owner, if any, which are subject to such redemption or mandatory purchase, provided the Auction Agent shall have been furnished with the name and telephone number of a person or department at such Participant from which it is to request such information. In the absence of receiving any such information with respect to an Existing Owner from such Existing Owner’s Participant (or otherwise), the Auction Agent may continue to treat such Existing Owner as the beneficial owner of the principal amount of Bonds shown in the Auction Agent’s registry.

(e) The Auction Agent may refuse to register a transfer of beneficial ownership of Bonds from an Existing Owner to another Person unless (a) such transfer is pursuant to an Auction or (b) the Auction Agent has been notified in writing (I) in a notice in the form of Exhibit B to the Broker-Dealer Agreement by such Existing Owner, the Broker-Dealer or a Participant for such Existing Owner of such transfer, (II) in a notice in the form of Exhibit C to the Broker-Dealer Agreement by the Broker-Dealer of any Person that purchased or sold such Bonds in an Auction of the failure of such Bonds to be transferred as a result of such Auction, or (III) in a notice from DTC or another Securities Depository regarding the results of mandatory tenders. In the event a notice referred to in the preceding clause (II) is received, the Auction Agent shall register the beneficial ownership of the Bonds covered thereby in the name of the Existing Owner thereof prior to the Auction referred to in such notice. The Auction Agent shall not be required to accept any notice delivered pursuant to the terms of the foregoing sentence if received by the Auction Agent after 3:00 P.M. (New York City time) on the Business Day next preceding an Auction Date.

(f) The Auction Agent may, but shall have no obligation to, request a Broker-Dealer, as set forth in the applicable Broker-Dealer Agreement, to provide the Auction Agent with a list of their respective customers that such Broker-Dealer believes are Existing Owners of Bonds. The Auction Agent shall not disclose such information so provided to any Person other than the Trustee, the Issuer, the Borrower and the Broker-Dealer that provided the same; provided, however, that the Auction Agent reserves the right and is authorized to disclose any such information if (A) it is ordered to do so by a court of competent jurisdiction or a regulatory, judicial or quasi judicial agency or authority having the authority to compel such disclosure, (B) it is advised by its counsel that its failure to do so would be unlawful or (C) failure to do so would expose the Auction Agent to loss, liability, claim, damage or expense for which it has not received indemnity satisfactory to it.

(g) In the event that the notice referred to in clause (vii) of paragraph (a) of the Settlement Procedures states an Auction Date that is subsequently changed, the Auction Agent, by such means as the Auction Agent deems practicable, shall give notice of the new Auction Date not later than 9:15 A.M. (New York City time) on the earlier of the new Auction Date or the old Auction Date.

(h) The Auction Agent shall forward a copy of any notice of redemption, mandatory purchase or adjustment in the mode of determining the interest rate of the Bonds received by it from the Trustee pursuant to the foregoing paragraph (d) to the Broker-Dealers on the Business Day following its receipt thereof by facsimile or other electronic communication acceptable to the parties.

(i) If any Auction Bonds are to be redeemed and those Bonds are held by a Securities Depository, the Borrower shall include in the notice of the call for redemption delivered to the Securities Depository (i) a date placed under an item entitled “Publication Date for Securities Depository Purposes” and such date shall be three Business Days after the Auction Date immediately preceding such redemption date and (ii) an instruction to Securities Depository to (x) determine on such Publication Date after the Auction held on the immediately preceding Auction Date has settled, the Participants whose Securities Depository positions will be redeemed and the principal amount of such Auction Bonds to be redeemed from each such position (the “Securities Depository Redemption Information”), and (y) notify the Auction Agent immediately after such determination of the positions of the Participants in such Auction Bonds immediately prior to such Auction settlement, the position of the Participants in such Auction Bonds immediately following such auction settlement, and the Securities Depository Redemption Information.

Section 2.03. Auction Schedule. The Auction Agent shall conduct Auctions for the Bonds in accordance with the schedule set forth below. Such schedule may be changed at any time by the Auction Agent at the written direction of the Borrower to reflect then currently accepted market practices for similar auctions. The Auction Agent shall give written notice of any such change to each Broker-Dealer, the Borrower, the Issuer and the Trustee, which notice shall be given prior to the close of business on the Business Day next preceding the first Auction Date on which any such change shall be effective. Notwithstanding the foregoing, the Auction Agent will follow the Bond Market Association’s Market Practice U.S. Holiday Recommendations for shortened trading days for the bonds markets (the “BMA Recommendation”) unless the Auction Agent is instructed otherwise. In the event of a BMA Recommendation on an Auction Date the Submission Deadline will be 11:30 a.m., instead of 1:00 p.m., and as a result the notice set forth in Section 2.04 will occur earlier.

Time	Event
By 9:00 a.m.	Auction Agent determines the All-Hold Rate and the Index.

By 9:30 A.M. (New York City time)	Auction Agent advises the Broker-Dealer of the All-Hold Rate and the Index, as set forth in Section 2.02(b) hereof.

9:30 A.M. (New York City time) – 1:00 P.M. (New York City time) (11:00 A.M. (New York City time) in the case of a daily Auction Period).	Auction Agent assembles information communicated to it by the Broker-Dealer as provided in Section 1.02(a) of the Auction Procedures. Submission Deadline is 1:00 P.M. (New York City time) (11:00 A.M. (New York City time) in the case of a daily Auction Period).

As soon as practical after 1:00 P.M. (New York City time) and by no later than 3:00 P.M. (New York City time) (by 11:30 A.M. (New York City time) in the case of a daily Auction Period).	Auction Agent accepts any Orders submitted prior to the Submission Deadline subject to extension pursuant to the Submission Processing Deadline if such Order is accompanied by a Submission Processing Representation and makes determinations pursuant to Section 1.03(b) of the Auction Procedures.

By approximately 3:00 P.M. (New York City time) but not later than the close of business (by 12:00 noon (New York City time) in the case of a daily Auction Period).	Submitted Bids and Submitted Sell Orders are accepted and rejected and the Bonds allocated as provided in Section 1.05 of the Auction Procedures. Auction Agent gives notice of the Auction results as set forth in Section 2.04 hereof.

Section 2.04. Notice of Auction Results. Following such Auction, the Auction Agent shall follow the notification procedures set forth in paragraph (a) of the Settlement Procedures and shall take such other action as is required of the Auction Agent pursuant to the Settlement

Procedures. In addition, promptly after making the determinations required by Section 1.03(b) of the Auction Procedures on each Auction Date, the Auction Agent shall give notice of the Auction Rate to the Trustee, the Borrower and the Broker-Dealer by facsimile or electronic transmission or by telephone (promptly confirmed by facsimile or electronic transmission) and the Trustee shall promptly give written notice to DTC or another Securities Depository of such Auction Rate. The Auction Agent is authorized to release the Winning Bid Rate for public dissemination upon the written consent of the Borrower.

Section 2.05. Notices to Existing Owners. The Auction Agent shall be entitled to conclusively rely upon the address of each Existing Owner delivered by such Existing Owner in connection with any notice to Existing Owners required to be given by the Auction Agent pursuant to this Article II.

Section 2.06. Broker-Dealer. On the date hereof, the Auction Agent shall enter into a Broker-Dealer Agreement with Citigroup Global Markets Inc. The Auction Agent shall from time to time enter into such other Broker-Dealer Agreements as the Borrower shall request with written notice to the Trustee, the Auction Agent and the existing Broker-Dealer. The Borrower shall cause to be delivered to the Auction Agent, for execution by the Auction Agent, a Broker-Dealer Agreement manually signed by such Broker-Dealer.

The Auction Agent shall terminate any Broker-Dealer Agreement as set forth therein if so directed by the Borrower in writing with prior written notice to the Trustee.

Section 2.07. Ownership of the Bonds. Neither the Issuer nor the Borrower nor any Person controlled by any thereof may submit any Order or Bid, directly or indirectly, in any Auction. The Auction Agent shall have no duty to monitor compliance with this Section 2.07.

Section 2.08. Access to and Maintenance of Auction Records. The Auction Agent shall afford to the Issuer, the Borrower and the Trustee and their respective agents, independent public accountants and counsel, access at reasonable times during normal business hours to all books, records, documents and other information concerning the conduct and results of Auctions; provided that any such agent, accountant or counsel of the Issuer, the Borrower or the Trustee shall furnish the Auction Agent with a letter from an Authorized Issuer Representative or an Authorized Representative of the Borrower or the Trustee, as applicable, requesting that the Auction Agent afford such person access. Except as provided in Sections 3.01(d) and 5.01(b) hereof, the Auction Agent shall maintain records relating to any Auction for a period of two years after such Auction and such records shall, in reasonable detail, accurately and fairly reflect the actions taken by the Auction Agent hereunder. At the end of such two-year period the Auction Agent shall deliver such records upon written request to the Borrower and the Borrower shall maintain such records until six years after payment in full or defeasance of the Bonds. The Auction Agent shall provide the Issuer, the Borrower and the Trustee with copies of any report the Auction Agent provides DTC or another Securities Depository concerning discrepancies between the records of the Auction Agent and DTC or another Securities Depository of the aggregate portions registered in each CUSIP number. The Auction Agent shall not be responsible for any actions of the Issuer, the Borrower or the Trustee or their respective agents, accountants or counsel for passing on confidential information as a result of access to the records of the Auction Agent.

Section 2.09. Notice of Cure. The Auction Agent shall forward a copy of any notice of cure or waiver of an Event of Default under each Indenture it receives from the Trustee to the Broker-Dealer on the Business Day following the receipt thereof by facsimile or other means of electronic communication acceptable to the parties.

Section 2.10. Submission Processing Representation. Broker-Dealers may submit an Order after the Submission Deadline and prior to the Submission Processing Deadline if the Order was (i) received by the Broker-Dealer from Existing Owners or Potential Owners prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline. Each Order submitted to the Auction Agent after the Submission Deadline and prior to the Submission Processing Deadline shall constitute a representation by the Broker-Dealer that such Order was (i) received from an Existing Owner or Potential Owner prior to the Submission Deadline or (ii) initiated internally by the Broker-Dealer for its own account prior to the Submission Deadline (the “Submission Processing Representation”), and shall be accompanied by a written statement in the form of Exhibit D annexed to the Broker-Dealer Agreement.

ARTICLE III

THE AUCTION AGENT

Section 3.01. Duties and Responsibilities of the Auction Agent.

(a) The Auction Agent is acting solely as a non-fiduciary agent of the Trustee and owes no duties, fiduciary or otherwise, to any other Person by reason of this Auction Agent Agreement, except as otherwise stated herein, and no implied duties, fiduciary or otherwise, shall be read into this Auction Agent Agreement.

(b) The Auction Agent undertakes to perform such duties and only such duties as are expressly set forth herein, or expressly incorporated herein by reference pursuant to Section 2.01 hereof, to be performed by it, and no implied covenants or obligations shall be read into this Auction Agent Agreement against the Auction Agent.

(c) The Trustee shall not be liable for any action, omission or error in judgment by the Auction Agent. In the absence of gross negligence, grossly negligent failure to act or willful misconduct on its part, the Auction Agent, whether acting directly or through agents or attorneys as provided in Section 3.02(d) hereof, shall not be liable for any action taken, suffered, or omitted or for any error of judgment made by it in the performance of its duties hereunder. The Auction Agent shall not be liable for any error of judgment made in good faith unless the Auction Agent shall have been grossly negligent in ascertaining (or failing to ascertain) the pertinent facts necessary to make such judgment. In no event shall the Auction Agent be responsible or liable for special, indirect or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Auction Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

(d) Upon termination of this Auction Agent Agreement, the Auction Agent shall promptly deliver to the Borrower, the Auction records and accompanying documentation and any other documents referred to in Section 2.08 hereof to the extent not previously delivered to the Borrower.

(e) The Auction Agent shall not be: (i) required to and shall make no representations and have no responsibilities as to the validity, accuracy, value or genuineness of any signatures or endorsements, other than its own, or any document delivered pursuant to or as contemplated by this Auction Agent Agreement; (ii) obligated to take any legal action hereunder that might, in its judgment, involve any expense or liability, unless it has been furnished with reasonable indemnity; and (iii) responsible for or liable in any respect on account of the identity, authority or rights of any Person executing or delivering or purporting to execute or deliver any document under this Auction Agent Agreement.

(f) The Auction Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Auction Agent Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; acts of terrorism; sabotage; epidemics; riots; interruptions, loss or malfunction of utilities; computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental actions; it being understood that the Auction Agent shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

(g) To the extent there is a change in the Maximum Lawful Rate, the Borrower shall notify, in writing, the Auction Agent, or instruct the Trustee to do the same, of such reduced Maximum Lawful Rate.

Section 3.02. Rights of the Auction Agent.

(a) The Auction Agent may rely conclusively upon, and shall be fully protected in acting or refraining from acting upon, any communication authorized hereby and upon any such written instruction, notice, request, direction, consent, report, certificate, share certificate or other instrument, paper or other document believed by it to be genuine. The Auction Agent shall not be liable for acting in good faith upon any such communication made by telephone, facsimile or other electronic communication acceptable to the parties which the Auction Agent reasonably believes to have been given by the particular party or parties. To the extent permitted by law, the Auction Agent may record telephone communications with the Borrower, the Issuer, the Trustee and the Broker-Dealer, and each of such parties may record telephone communications with the Auction Agent.

(b) The Auction Agent may consult with counsel of its choice (provided such selection is made with reasonable care) and the advice of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Auction Agent shall not be required to advance, expend or risk its own funds or otherwise incur or become exposed to financial liability for any failure or delay in the performance of its duties hereunder.

(d) The Auction Agent may perform its duties and exercise its rights hereunder either directly or by or through agents or attorneys and shall not be responsible for any misconduct or negligence on the part of any agent or attorney appointed by it with due care.

(e) The Auction Agent shall have no obligation or liability in respect of the registration or exemption therefrom of the Bonds under federal or state securities laws in respect of the sufficiency or the conformity of any transfer of the Bonds pursuant to the terms of this Auction Agent Agreement, any Broker-Dealer Agreement, each Indenture or any other document contemplated by any thereof.

Section 3.03. Auction Agent’s Disclaimer. (a) The Auction Agent makes no representation as to the validity, accuracy or adequacy of any Indenture or any offering material used in connection with the offer and sale of the Bonds.

(b) Trustee’s Disclaimer. The Trustee is entering into this Auction Agent Agreement in its capacity as Trustee under each Indenture at the direction of the Borrower and the Trustee makes no representation or warranty as to the validity or adequacy of this Auction Agent Agreement, any Broker-Dealer Agreement or the Bonds or any offering material used in connection with the Bonds. The Trustee shall have no responsibility for the Auction Agent or the Auction Agent’s performance under this Auction Agent Agreement.

Section 3.04. Compensation, Expenses and Indemnification of the Auction Agent. The Borrower shall pay (i) the Auction Agent Fee for the Bonds on the first Interest Payment Date following the date hereof and annually thereafter, and (ii) upon request of the Auction Agent, reasonable expenses, disbursements and advances reasonably incurred or made by the Auction Agent in accordance with this Auction Agent Agreement and any Broker-Dealer Agreement (including the reasonable compensation, expenses and disbursements of its agents and counsel), except any reasonable expense, disbursement or advance attributable to the gross negligence or willful misconduct of the Auction Agent. The Auction Agent Fee represents compensation for the services of the Auction Agent in conducting Auctions for the benefit of the beneficial owners of the Bonds. The Auction Agent Fee may be adjusted from time to time with the approval of the Borrower upon a written request of the Auction Agent delivered to the Borrower. The Borrower shall indemnify the Auction Agent, its directors, officers, agents and employees for, and hold them harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on their part arising out of or in connection with its agency under the Auction Agent Agreement and any Broker-Dealer Agreement, including the costs and expenses of defending itself, its directors, officers, agents and employees against any claim of liability in connection with their exercise or performance of any of their duties thereunder (including the enforcement of this provision), except such as may result from their gross negligence or willful misconduct. The Trustee shall have no responsibility for payment of the fees and expenses of the Auction Agent.

Section 3.05. Broker-Dealer Fee. While the Bonds are in an Auction Period on each Interest Payment Date following each Auction Date, each Broker-Dealer shall be entitled to receive an amount equal to the fee specified for such Broker-Dealer in the Broker-Dealer Agreement. The Broker-Dealer Fee shall be calculated by the Auction Agent, which shall be conclusive absent manifest error. Such amounts shall be communicated by the Auction Agent to the Borrower and the Trustee by 4:00 P.M. (New York City time), on the Business Day immediately preceding each Interest Payment Date. On or before 11:00 A.M. (New York City time) on each Interest Payment Date, the Borrower shall pay to the Trustee the amount due to the Broker-Dealer. By 1:00 P.M. (New York City time) on each Interest Payment Date, the Trustee shall deliver to the Auction Agent the amount constituting the Broker-Dealer Fee, by wire transfer of immediately available funds to such account as the Auction Agent may designate. The amount constituting the Broker-Dealer Fee shall be held by the Auction Agent on behalf of the Broker-Dealer, and as promptly as practicable after receipt of such fee, the Auction Agent shall deliver such fee to the Broker-Dealer, pursuant to the written instructions of the Broker-Dealer. If any Existing Owner who acquired Bonds through a Broker-Dealer transfers any such Bonds to another Person other than through an Auction, the Broker-Dealer for the Bonds so transferred shall continue to be the Broker-Dealer with respect to such Bonds; provided, however, that if the transfer was effected by, or if the transferee is, another Person who has met the requirements specified in the definition of “Broker-Dealer” contained in each Indenture and executed a Broker-Dealer Agreement, such Person shall be the Broker-Dealer for such Bonds.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Trustee. The Trustee hereby represents and warrants that:

(a) this Auction Agent Agreement has been duly and validly authorized, executed and delivered by the Trustee and constitutes the legal, valid and binding limited obligation of the Trustee;

(b) neither the execution and delivery of this Auction Agent Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Auction Agent Agreement will conflict with, or violate or result in a breach of the terms, conditions or provisions of, or constitute a default under the organizational documents of the Trustee, any law or regulation, any order or decree of any court or public corporation having jurisdiction over such party, or any mortgage, resolution, contract, agreement or undertaking to which the Trustee is a party or by which it is bound; and

(c) any approvals, consents and orders of any governmental corporation, legislative body, board, agency or commission having jurisdiction over the Trustee which would constitute a condition precedent to or the absence of which would materially adversely affect the due performance by the Trustee of its obligations under this Auction Agent Agreement have been obtained.

Section 4.02. Representations and Warranties of the Auction Agent. The Auction Agent hereby represents and warrants that:

(a) this Auction Agreement has been duly and validly authorized, executed and delivered by the Auction Agent and constitutes the legal, valid and binding limited obligation of the Auction Agent;

(b) neither the execution and delivery of this Auction Agreement, the consummation of the transactions contemplated hereby nor the fulfillment of or compliance with the terms and conditions of this Auction Agreement will conflict with, or violate or result in a material breach of, the terms, conditions or provisions of, or constitute a default under, the organizational documents of the Auction Agent, any law or regulation, any order or decree of any court or public corporation having jurisdiction over such party, or, to the best of the Auction Agent’s knowledge, any mortgage, resolution, contract, agreement or undertaking to which the Auction Agent is a party or by which it is bound; and

(c) any approvals, consents and orders of any governmental corporation, legislative body, board, agency or commission having jurisdiction over the Auction Agent which would constitute a condition precedent to or the absence of which would materially adversely affect the due performance by the Auction Agent of its obligations under this Auction Agreement have been obtained.

ARTICLE V

MISCELLANEOUS

Section 5.01. Term of Agreement.

(a) This Auction Agent Agreement shall remain in effect until (i) all Bonds are converted to a Rate Period other than the Auction Rate Period or are redeemed, paid or purchased and cancelled, (ii) the Bonds are no longer held by DTC or another Securities Depository in book-entry form, (iii) this Auction Agent Agreement shall be terminated as provided in this Section 5.01, (iv) the Auction Agent resigns or is discharged of the duties and obligations created by the Indenture, or (v) the Auction Agent is removed as provided in this Section 5.01. The Auction Agent may at any time resign and be discharged of the duties and obligations created by this Indenture by giving at least 45 days’ notice to the Trustee, the Broker-Dealer, the Issuer, the Borrower, and the Bond Insurer. The Auction Agent may be removed at any time by the Trustee, upon the written direction of (i) the Borrower, with the consent of the Bond Insurer, (ii) the Bond Insurer, or (iii) the ARS Beneficial Owners of 66-2/3% of the aggregate principal amount of the ARS then Outstanding, with the consent of the Bond Insurer, by an instrument signed by the Trustee and filed with the Auction Agent, the Bond Insurer, the Issuer and the Borrower upon at least 30 days’ notice. Neither the resignation nor the removal of the Auction Agent pursuant to the preceding two sentences shall be effective until and unless a Substitute Auction Agent has been appointed and has accepted such appointment; provided, however, that if a Substitute Auction Agent has not been so appointed within 45 days of the notice of resignation of the Auction Agent, the Auction Agent may petition a court of competent jurisdiction to appoint a Substitute Auction Agent. Notwithstanding the foregoing, the Auction

Agent may terminate the Auction Agent Agreement if, within 30 days after notifying the Trustee, the Issuer, the Borrower, and the Bond Insurer in writing that it has not received payment of any Auction Agent Fee due it in accordance with the terms of the Auction Agent Agreement, the Auction Agent does not receive such payment.

(b) Except as otherwise provided in this paragraph (b), the respective rights and duties of the Trustee and the Auction Agent under this Auction Agent Agreement shall cease upon termination of this Auction Agent Agreement. The representations and warranties of the Trustee contained herein, and the rights of the Auction Agent under Sections 3.02 and 3.04 hereof, shall survive the termination hereof and the resignation or removal of the Auction Agent. Upon termination of this Auction Agent Agreement, the Auction Agent shall be deemed to have resigned as Auction Agent under the Broker-Dealer Agreement and shall promptly deliver to the Borrower copies of all books and records maintained by it in connection with its duties hereunder.

Section 5.02. Communications. Except for (a) communications authorized to be by telephone pursuant to this Auction Agent Agreement or the Auction Procedures and (b) communications in connection with Auctions (other than those expressly required to be in writing), all notices, requests and other communications to any party hereunder shall be in writing (including facsimile or other electronic communication acceptable to the parties) and shall be given to such party, addressed to it, at its address, facsimile number or e-mail address set forth below:

If to the Trustee,	Union Bank of California, N.A.
120 S. San Pedro, 4th Floor
Los Angeles, California 90012
Attention: Corporate Trust Department
Facsimile No.: (213) 972-5694
Telephone No.: (213) 972-5675

If to the Auction Agent,	The Bank of New York
101 Barclay Street – 7W
Attention: Corporate Trust Department – Dealing and Trading Group
Facsimile No.: (212) 815-3440
Telephone No.:(212) 815-3450

If to the Issuer,	Maricopa County, Arizona
Pollution Control Corporation
c/o Ryley Carlock & Applewhite
One North Central Avenue, Suite 1200
Phoenix, Arizona 85004-4417
Attention: President
Facsimile No.: (602) 257-9582
Telephone No.: (602 440-4802

If to the Borrower:	El Paso Electric Company
100 North Stanton
El Paso, Texas 79901
Attention: Treasurer
Telephone: (915) 543-5983
Facsimile: (915) 521-4779

or such other address, facsimile number or e-mail address as such party may hereafter specify for such purpose by notice to the other parties. Each such notice, request or communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified herein or (b) if given by any other means, when delivered at the address specified herein. Communications shall be given on behalf of the parties hereto by one of their respective Authorized Representatives.

Section 5.03. Entire Agreement. This Auction Agent Agreement contains the entire agreement between the parties relating to the subject matter hereof, and there are no other representations, endorsements, promises, agreements or understandings, oral, written or implied, between the parties relating to the subject matter hereof.

Section 5.04. Benefits; Successors and Assigns. This Auction Agent Agreement shall be binding upon, inure to the benefit of and be enforceable by the Trustee and the Auction Agent and their respective successors and assigns. Nothing herein, express or implied, shall give to any Person, other than the Trustee and the Auction Agent and their respective successors or assigns, any benefit of any legal or equitable right, remedy or claim hereunder, except as otherwise expressly stated, other than the rights expressly granted to the Borrower and the Issuer herein.

Any corporation or association into which the Auction Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which it is a party, provided such corporation or association is otherwise eligible hereunder, shall be and become the successor Auction Agent hereunder, without the execution or filing of any instrument or any further act, deed or conveyance on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 5.05. Amendment, Waiver. This Auction Agent Agreement shall not be deemed or construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by written instrument signed by a duly authorized representative of all the parties hereto.

The failure of any party hereto to exercise any right or remedy hereunder in the event of a breach hereof by any party shall not constitute a waiver of any such right or remedy with respect to any subsequent breach.

Section 5.06. Severability. If any clause, provision or section hereof shall be ruled invalid or unenforceable by any court or competent jurisdiction, the invalidity or unenforceability of such clause, provision or section shall not affect any of the remaining clauses, provisions or sections hereof.

Section 5.07. Execution in Counterparts. This Auction Agent Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 5.08. Governing Law; Waiver of Jury Trial; Jurisdiction. This Auction Agent Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles. The parties agree that all actions and proceedings arising out of this Auction Agent Agreement or any of the transactions contemplated hereby shall be brought in the County of New York and, in connection with any such action or proceeding, submit to the jurisdiction of, and venue in, the County of New York. Each of the parties hereto also irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of this Auction Agent Agreement or the transactions contemplated hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Auction Agent Agreement to be duly executed and delivered by their proper and duly Authorized Representatives as of the date first above written.

UNION BANK OF CALIFORNIA, N.A., as Trustee

By:
Name:
Title:

EL PASO ELECTRIC COMPANY

By:
Name:
Title:

THE BANK OF NEW YORK, as Auction Agent

By:
Name:
Title:

EXHIBIT A

FORM OF NOTICE OF ARS PAYMENT DEFAULT

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

NOTICE IS HEREBY GIVEN that the ARS Payment Default with respect to the Bonds identified above has occurred.

Dated:

By:

A-1

EXHIBIT B

FORM OF NOTICE OF CURE OF ARS PAYMENT DEFAULT

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series B

(El Paso Electric Company Palo Verde Project)

Maricopa County, Arizona Pollution Control Corporation

Pollution Control Refunding Revenue Bonds, 2005 Series C

(El Paso Electric Company Palo Verde Project)

NOTICE IS HEREBY GIVEN that the ARS Payment Default with respect to the Bonds identified above has been waived or cured. The next ARS Interest Payment Date is              and the next scheduled Auction Date is             .

Dated:

By:

B-1